EXHIBIT 99.1

May 6, 2014
For Immediate Release

Urologix Reports Fiscal Year 2014 Third Quarter Results

•	Third quarter revenue totaled $3.4 million
•	Cash balance of $816,000 as of March 31, 2014
•	Annualized expenses reduced by over $4.0 million since January 1, 2014

MINNEAPOLIS, May 6, 2014 (GLOBE NEWSWIRE) -- Urologix®, Inc. (OTCQB:ULGX), the leading provider of in-office procedures for the safe, durable and effective treatment of BPH, today reported financial results for its fiscal third quarter ended March 31, 2014.

Operating Results for the Third Quarter of Fiscal Year 2014

Third quarter fiscal year 2014 revenue totaled $3.4 million, down 12% sequentially and down 18% compared to the third quarter of fiscal year 2013. The revenue declines sequentially and compared to the third quarter of fiscal year 2013 were due to lower volume of units sold in both product lines.

“In the third quarter, we took significant steps to transform our business to meet the changing dynamics in the healthcare market place and to rationalize our operating costs. Following the completion of our restructuring announced on April 10th, we have an organization that we believe can support our customers and deliver our message of durable clinical results combined with low healthcare costs, all with reduced expenses of over $4 million on an annualized basis from where we were at the end of December 2013,” stated Greg Fluet, Chief Executive Officer. “As we previously stated, we expected there would be a learning curve as our team adjusted to this new deployment model. In addition, the third quarter has always been a challenging quarter for us given the weather and the reset of patient deductibles. With our team’s continued focus on providing high quality service to our customers, building the awareness of the cost-effectiveness of our technologies and the changes to our operating plan, we believe we will be able to generate positive cash flow from operations in fiscal year 2015.”

As of March 31, 2014, the Company’s cash balance was $816,000 as compared to $1.3 million as of December 31, 2013. Cash utilization in the quarter was $451,000.The Company’s cash utilization for the third quarter benefited from approximately $374,000 in reduced operating expense compared to the second quarter. The Company’s cash needs will be determined by a number of items including operating performance, accessibility of the Silicon Valley Bank line of credit and the timing of the payment of annual royalty amounts due and unpaid in the third quarter of the fiscal year totaling $650,000 which are included in short-term deferred acquisition payments on the balance sheet.

Gross profit for the third quarter of fiscal year 2014 was $849,000, or 25% of revenue. Gross profit was negatively affected by a $739,000 non-cash charge associated with the write down of Prostiva capital equipment inventory. The write down was triggered by the low volume of sales of the capital equipment and does not affect the marketability of the product. On a non-GAAP basis, excluding the effects of this non-cash charge relating to Prostiva inventory, third quarter gross margin was 47%. The decrease in gross margin, excluding the effects of the non-cash charge, compared to the prior year third quarter was driven by lower production volumes and higher costs related to the Prostiva product line.

Total operating expense was $2.3 million for the third quarter of fiscal year 2014 compared to $2.9 million in the third quarter of fiscal year 2013 and $2.7 million in the second quarter of fiscal year 2014, a decline of 20% and 14%, respectively. Excluding the $321,000 gain related to the demutualization of an insurer in the third quarter of fiscal year 2013, operating expenses for the third quarter of fiscal year 2014 as compared to the prior fiscal year third quarter declined 28%, driven primarily by a $602,000 reduction in sales and marketing expense. The sequential decline in operating expense was driven by lower sales and marketing expense of $368,000, largely the result of the impact of the restructuring announced on January 8, 2014.

For the third quarter of fiscal year 2014, Urologix reported a net loss of $1.7 million, or $0.08 per diluted share, compared to a net loss of $1.0 million, or $0.05 per diluted share, in the third quarter of fiscal year 2013. The increase in net loss in the third quarter of fiscal year 2014 was primarily due to the higher cost of goods related to the $739,000 non-cash charge associated with the write down of Prostiva capital equipment inventory.

Earnings Call Information

Urologix will host a conference call with the financial community to discuss fiscal year 2014 third quarter results on Tuesday, May 6, 2014 at 4:00 p.m. Central Daylight Time. To listen to the call, please dial 1-866-515-2911 and enter the Participant Passcode 73790575 at least 10 minutes prior to the call. A live webcast of the call will be available through the investor relations section of the Company’s website at www.urologix.com and available for replay approximately two hours after the completion of the call.

Non-GAAP Gross Margin Percentage Reconciliation

	Three Months Ended March 31, 2014	Nine Months Ended March 31, 2014
Sales	$3,356,000	$10,941,000
Cost of goods sold	2,507,000	6,431,000
GAAP gross profit	849,000	4,510,000

Inventory charge excluded from cost of goods sold	739,000	739,000

Non-GAAP gross profit	$1,588,000	$5,249,000
Non-GAAP gross margin percentage	47.3%	48.0%

Notes to Reconciliation of Non-GAAP Measure to GAAP

Management believes non-GAAP financial information provides meaningful supplemental information regarding the Company’s financial performance by excluding the non-cash write down of capital equipment inventory in the third quarter of fiscal year 2014. Management believes this inventory charge is a non-recurring item that is not indicative of the operating results of the business. Urologix believes that this additional financial information is useful to management and investors in assessing the Company’s historical and future performance.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures, markets and distributes minimally invasive medical products for the treatment of obstruction and symptoms due to Benign Prostatic Hyperplasia (BPH). Urologix’ Cooled ThermoTherapy™ produces targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort. The Prostiva® RF Therapy System delivers radio frequency energy directly into the prostate destroying prostate tissue, reducing constriction of the urethra, and thereby relieving BPH symptoms. Both of these therapies provide safe, effective and lasting relief of the symptoms and obstruction due to BPH. Prostiva® is a registered trademark of Medtronic, Inc., used under license. All other trademarks are the property of Urologix.

If you’d like more information on this topic, please contact Brian Smrdel at (763) 475-7696 or bsmrdel@urologix.com or to learn more about Urologix and its products and services, visit their website at www.urologix.com.

The Urologix, Inc. logo is available at www.urologix.com/clinicians/resource-library.php.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, the effectiveness of the Company’s sales and marketing strategies and organization, the Company’s future revenue and operating performance, the effect on expenses or cash balances as a result of the previously announced strategic restructurings, the development and marketing of new products, the timing or payment of any amounts to Medtronic, and the availability of borrowing under the line of credit with Silicon Valley Bank. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2013 and other documents filed with the Securities and Exchange Commission.

CONTACT:
Urologix Media Contact
Susan Overby
(763) 745-1540
Soverby@urologix.com

Urologix Investor Relations Contact
Brian Smrdel
(763) 475-7696
Bsmrdel@urologix.com

Urologix, Inc.
Statements of Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2014	2013	2014	2013

Sales	$3,356	$4,082	$10,941	$12,405
Cost of goods sold	2,507	2,056	6,431	6,127
Gross profit	849	2,026	4,510	6,278

Costs and expenses:
Sales and marketing	1,313	1,915	4,839	5,639
General and administrative	527	711	1,773	2,094
Research and development	408	538	1,281	1,756
Change in value of acquisition consideration	(12)	—	(105)	(369)
Gain on demutualization	—	(321)	—	(321)
Medical device tax	52	41	172	41
Amortization expense	28	26	72	78
Total costs and expenses	2,316	2,910	8,032	8,918

Operating loss	(1,467)	(844)	(3,522)	(2,640)
Interest expense	(178)	(98)	(516)	(348)
Foreign currency exchange gain/(loss)	(1)	(6)	1	(9)
Loss before income taxes	(1,646)	(988)	(4,037)	(2,997)

Income tax expense	18	17	46	48
Net loss	$(1,664)	$(1,005)	$(4,083)	$(3,045)

Net loss per common share--basic	$(0.08)	$(0.05)	$(0.19)	$(0.15)

Net loss per common share--diluted	$(0.08)	$(0.05)	$(0.19)	$(0.15)

Weighted average number of common shares outstanding--basic	21,326	20,902	21,195	20,637

Weighted average number of common shares outstanding--diluted	21,326	20,902	21,195	20,637

Urologix, Inc.
Balance Sheets
(in thousands)

	March 31, 2014	June 30, 2013
ASSETS	(unaudited)
Current assets:
Cash	$816	$2,290
Accounts receivable, net	1,797	2,132
Inventories	1,321	1,571
Prepaids and other current assets	214	128
Total current assets	4,148	6,121
Property and equipment:
Property and equipment	12,177	12,165
Less accumulated depreciation	(11,647)	(11,430)
Property and equipment, net	530	735
Other intangible assets, net	1,423	1,587
Goodwill	3,036	3,036
Long-term inventories	172	1,043
Other assets	5	5
Total assets	$9,314	$12,527

LIABILITIES AND SHAREHOLDERS’ EQUITY/(DEFICIT)
Current liabilities:
Accounts payable	$1,015	$628
Accrued compensation	622	721
Deferred income	9	5
Short-term deferred acquisition payment	1,304	681
Current Portion of long-term debt	920	—
Interest Payable	78	—
Other accrued expenses	539	602
Total current liabilities	4,487	2,637

Deferred tax liability	63	36
Long-term deferred acquisition payment	3,632	4,026
Long-term debt	4,413	5,333
Other accrued liabilities	46	75
Interest payable	167	—
Total liabilities	12,808	12,107

Shareholders’ equity/(deficit):
Common stock	209	208
Additional paid-in capital	119,398	119,230
Accumulated deficit	(123,101)	(119,018)
Total shareholders’ equity/(deficit)	(3,494)	420
Total liabilities and shareholders’ equity/(deficit)	$9,314	$12,527

Urologix, Inc.
Condensed Statements of Cash Flows
(Unaudited, in thousands)

	Nine Months Ended March 31,
	2014	2013
Operating Activities:
Net loss	$(4,083)	$(3,045)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	447	505
Employee stock-based compensation expense	169	200
Provision for bad debts	(7)	29
Loss on disposal of assets	3	7
Prostiva inventory reserve	739	—
Accretion expense on deferred acquisition payments	334	439
Net adjustment to acquisition consideration	(105)	(369)
Deferred income taxes	27	32
Change in operating items, net of acquisition:
Accounts receivable	342	44
Inventories	336	(1,017)
Prepaids and other assets	(86)	93
Accounts payable	387	2,607
Accrued expenses and deferred income	(187)	(75)
Interest payable	245	—
Net cash used for operating activities	(1,439)	(550)

Investing Activities:
Purchases of property and equipment	(28)	(55)
Purchases of intellectual property	(7)	(24)
Net cash used for investing activities	(35)	(79)

Financing Activities:
Proceeds from stock option exercises	—	16
Issuance of common stock	—	3,814
Net cash provided by financing activities	—	3,830

Net increase/(decrease) in cash	(1,474)	3,201
Cash:
Beginning of period	2,290	1,899
End of period	$816	$5,100

Supplemental cash-flow information
Income taxes paid during the period	$27	$15
Net amount of inventory transferred to property and equipment	$46	$73